UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 23, 2011 (August 18, 2011)

Grand Canyon Education, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-34211	20-3356009
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3300 W. Camelback Road Phoenix, Arizona	85017
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (602) 639-7500

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers: Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective August 18, 2011, the Board of Directors of Grand Canyon Education, Inc. (the “Company”) appointed Bradley A. Casper to the Company’s Board of Directors for a term expiring at the 2012 annual meeting of stockholders, or until his respective successor is elected or qualified or until his earlier resignation or removal. Mr. Casper will also serve as a member of the Audit Committee of the Board of Directors. Mr. Casper fills the vacancies created on the Board of Directors and the Audit Committee by the resignation of Gerald J. Colangelo on July 1, 2011.

Mr. Casper has served since March 2011 as the Executive Chairman of Dymatize Nutrition, Inc., a private-equity backed sports nutrition company based in Dallas, Texas. From 2005 to 2010, Mr. Casper served as the President and Chief Executive Officer of The Dial Corporation, a consumer products manufacturing company based in Scottsdale, Arizona. From 2002 to 2005, Mr. Casper served as the President of the Personal Care division of Church & Dwight Co., Inc., a manufacturer and distributor of consumer goods company based in Princeton, New Jersey. Prior to that time, he served in various positions over 16 years at Procter & Gamble Co. Mr. Casper received his Bachelor of Science degree in Finance from Virginia Tech University and is a graduate of the Financial Management Program at General Electric Company.

In connection with his appointment as a director, the Company will enter into an indemnification agreement with Mr. Casper (a form of which is filed as Exhibit 10.21 to Amendment No. 2 to our Registration Statement on Form S-1, filed September 29, 2008). As a non-employee director of the Company, Mr. Casper will receive an initial award of restricted stock under the Company’s 2008 Equity Incentive Plan valued at $20,000 as of the date of grant, which will vest on the one year anniversary of the date of grant, subject to accelerated vesting in the event of a change in control. For serving on the Board of Directors, Mr. Casper will receive an annual retainer of $60,000 in cash or, at his election, an annual retainer of $40,000 in cash and an award of restricted stock under the 2008 Equity Incentive Plan valued at $60,000. The non-employee director restricted stock grants are made after the Company’s annual meeting of stockholders each year and vest on the earlier of the one year anniversary of the date of grant or immediately prior to the following year’s annual meeting of stockholders, subject to acceleration in the event of a change in control. He will also receive an additional annual retainer of $5,000 in cash for serving as a member of the Audit Committee. The Company reimburses all of its directors for reasonable expenses incurred to attend board meetings.

Except as set forth above, Mr. Casper was not appointed pursuant to any arrangement or understanding with any other person.

Item 8.01. Other Events.

As previously reported in our Current Report on Form 8-K filed July 26, 2011, on July 21, 2011, the Company received a letter from The Nasdaq Stock Market (“Nasdaq”) indicating that, as a result of Mr. Colangelo’s resignation on July 1, 2011, it no longer complied with the Nasdaq audit committee requirement for continued listing as set forth in Listing Rule 5605(c)(2)(A), which requires a listed company to have an audit committee composed of at least three independent directors. Following our notification to Nasdaq of the appointment of Mr. Casper to our Board of Directors and to our Audit Committee, Nasdaq informed the Company, by letter dated August 23, 2011, that the Company is now in compliance with the audit committee composition requirement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GRAND CANYON EDUCATION, INC.

Date: August 23, 2011	By:	/s/ Daniel E. Bachus
Daniel E. Bachus Chief Financial Officer (Principal Financial and Principal Accounting Officer)